Exhibit 4.2

$200,000,000 TERM LOAN FACILITY

TERM LOAN AGREEMENT

by and among

NORDSON CORPORATION

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

and

PNC CAPITAL MARKETS LLC
as Joint Lead Arranger and Bookrunner

and

BANK OF AMERICA, N.A.
as Joint Lead Arranger and Co-Syndication Agent

and

WELLS FARGO BANK, N.A.
as Joint Lead Arranger and Co-Syndication Agent

and

JPMORGAN CHASE BANK, N.A.
as Co-Documentation Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Co-Documentation Agent

Dated as of April 10, 2015
to be effective on the Effective Date

LIST OF SCHEDULES AND EXHIBITS

Schedules:
Schedule 1	-	Lenders and Commitments
Schedule 6.04	-	Litigation

Exhibits
EXHIBIT A	-	FORM OF FIVE YEAR TERM LOAN NOTE
EXHIBIT B	-	FORM OF THREE YEAR TERM LOAN NOTE
EXHIBIT C	-	NOTICE OF LOAN
EXHIBIT D	-	COMPLIANCE CERTIFICATE
EXHIBIT E	-	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F	-	FORM OF GUARANTY OF PAYMENT

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is dated as of April 10, 2015 to be effective on the Effective Date (as defined below), among the following:

(i) NORDSON CORPORATION, an Ohio corporation (“Borrower”);

(ii) the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, “Lenders”, and individually each a “Lender”); and

(iii) PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders under this Agreement (in such capacity as Administrative Agent, “Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of two term loan facilities in an aggregate principal amount not in excess of Two Hundred Million Dollars ($200,000,000), to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“2011 NYLIM Note Purchase Agreement” shall mean the Note Purchase and Private Shelf Agreement, dated as of June 30, 2011, pursuant to which Borrower has issued and sold its Senior Notes in an aggregate principal amount of One Hundred Million Dollars ($100,000,000) and may issue and sell up to an additional Eighty Million Dollars ($80,000,000) of its Senior Notes.

“2012 Senior Note Purchase Agreement” shall mean the Master Note Purchase Agreement, dated as of July 26, 2012, pursuant to which Borrower issued and sold Two Hundred Million Dollars ($200,000,000) of its Senior Notes.

“2015 Note Purchase Agreements” shall mean those Note Purchase Agreements contemplated to be entered into by Borrower with certain purchasers pursuant to which Borrower may issue and sell its senior notes in an aggregate principal amount up to Two Hundred Million Dollars ($200,000,000).

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Borrower or a Subsidiary) by a merger or consolidation or any other combination with such Person.

“Adjusted LIBOR Rate” shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Reserve Percentage.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Debt, if such payment results in that Lender having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning provided in the first paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced) and any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended.

“Applicable Margin” shall mean:

(a) for the period from the Closing Date until the first adjustment date pursuant to clause (b) hereafter, (i) 92.50 basis points for Five Year Eurodollar Term Loans, (ii) 0.00 basis points for Five Year Base Rate Term Loans, (iii) 87.50 basis points for Three Year Eurodollar Term Loans, and (iv) 0.00 basis points for Three Year Base Rate Term Loans; and

(b) commencing with the financial statements for FQE April 30, 2015, the number of basis points set forth in the applicable matrix below, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on August 1, 2015 and thereafter:

Leverage Ratio	Five Year Eurodollar Term Loan Margin	Five Year Base Rate Term Loan Margin	Three Year Eurodollar Term Loan Margin	Three Year Base Rate Loan Margin
Greater than 3.25 to 1.00	150.00 basis points	50.00 basis points	137.50 basis points	37.50 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	125.00 basis points	25.00 basis points	112.50 basis points	12.50 basis points
Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	110.00 basis points	10.00 basis points	100.00 basis points	0.00 basis points
Greater than 1.50 to 1.00, but less than or equal to 2.00 to 1.00	92.50 basis points	0.00 basis points	87.50 basis points	0.00 basis points
Greater than 1.00 to 1.00, but less than or equal to 1.50 to 1.00	82.50 basis points	0.00 basis points	75.00 basis points	0.00 basis points
Less than or equal to 1.00 to 1.00	75.00 basis points	0.00 basis points	65.00 basis points	0.00 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.01(a) and (b) and hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of  Section 5.04 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Article VII and Article VIII hereof.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit E.

“August 6, 2014 Credit Agreement” shall mean that certain Credit Agreement dated as of August 6, 2014, as amended, by and among the Company, the banks party thereto, PNC Bank, National Association as administrative agent and PNC Capital Markets as Lead Arranger.

“Authorized Officer” shall mean (i) in the case of Borrower, its chief executive officer, its chief financial officer, its treasurer, or any vice president of Borrower designated as an “Authorized Officer” of Borrower for the purpose of this Agreement in an Officer’s Certificate executed by Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Lender, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Lender.  Any action taken under this Agreement on behalf of Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Borrower and whom Agent or any Lender in good faith believes to be an Authorized Officer of Borrower at the time of such action shall be binding on Borrower even though such individual shall have ceased to be an Authorized Officer of Borrower, and any action taken under this Agreement on behalf of the Agent or any Lender by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Lender and whom Borrower in good faith believes to be an Authorized Officer of the Agent or such Lender at the time of such action shall be binding on the Agent or such Lender even though such individual shall have ceased to be an Authorized Officer of the Agent or such Lender.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” shall mean any Five Year Base Rate Term Loan or Three Year Base Rate Term Loan.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of Borrower or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of Borrower or any Subsidiary of Borrower in respect of  Borrower’s or any Subsidiary’s capital stock or other equity interest, including, but not limited to, any Share Repurchase.

“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, that is enacted, adopted or issued after the date hereof.

“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement.

“CIP Regulations” shall have the meaning provided in Section 9.11 hereof.

“Closing Date” shall mean the effective date of this Agreement, which date is April 10, 2015.

“Co-Documentation Agents” shall mean JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Co-Syndication Agents” shall mean Wells Fargo Bank, N.A. and Bank of America, N.A.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder, of each Lender to participate in the making of Loans on the Effective Date up to the aggregate amount of each such Lender’s Five Year Term Loan Commitment and Three Year Term Loan Commitment.

“Commitment Percentage” shall mean, at any time for any Lender, a percentage obtained by dividing such Lender’s Commitment by the Total Commitment Amount.  The Commitment Percentage for each Lender as of the Closing Date is set forth opposite such Lender’s name under the column headed “Commitment Percentage” as described in Schedule 1 hereto.

“Company” shall mean Borrower or a Subsidiary.

“Companies” shall mean Borrower and all its Subsidiaries.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) SEC.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit D.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Borrower or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if Borrower obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” shall mean the book value of all assets of Borrower and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Borrower for the most recently completed fiscal quarter.

“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent minus (ii) the EBITDA of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the interest expense of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Net Earnings” shall mean the sum of (a) Consolidated Net Earnings, plus (b)(i) without duplication, the Net Earnings of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such Net Earnings of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the Net Earnings of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“Covered Entity” shall mean Borrower, its Affiliates and Subsidiaries, all Guarantors, any pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Loans.

“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Borrower (or any combination thereof) as in place on the Closing Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero, such rate shall be deemed to be zero.

“Debt” shall mean, collectively, all Indebtedness incurred by Borrower to Agent and the Lenders pursuant to this Agreement and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment fees and other amounts payable hereunder.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and, with respect to any other amount, if no rate is specified or available, then two percent (2%) in excess of the Base Rate.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent or any Lender any other amount required to be paid by it hereunder, (b) has become the subject of a Bankruptcy Event or (c) has failed at any time to comply with the provisions of Section 8.04.

As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made  with such Lender.  Any reasonable determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender  upon delivery of written notice of such determination to Borrower and each such Person.

“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Derived Eurodollar Rate” shall mean with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Adjusted LIBOR Rate.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount of any currency, as of any date of computation, the equivalent amount of such currency expressed in Dollars.

“EBITDA” shall mean for any period, all Net Earnings in accordance with GAAP for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges, in accordance with GAAP.

“Effective Date” shall mean the date after the Closing Date upon which all of the conditions set forth in Article IV of this Agreement have been met; provided, however that such date shall be a Business Day.

“Eligible Assignee” shall have the meaning given to such term in Section 10.10(a).

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as Borrower within the meaning of section 414(b) of the Code, or any trade or business which is under common control with Borrower within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on  Borrower or of the imposition of a Lien on the assets of Borrower or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurodollar Loan” shall mean any Five Year Eurodollar Term Loan or Three Year Eurodollar Term Loan.

“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.09) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Syndicated Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of February 20, 2015 by and among Borrower, KeyBank National Association and the other financial institutions party thereto as the same may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“Exposure” shall mean, at any time, the sum of the aggregate principal Dollar amount of all Loans outstanding.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest applicable to Base Rate Loans will change automatically without notice to Borrower, effective on the date of any such change.

“Fee Letter” means that certain fee letter agreement dated as of March 23, 2015 by and among Borrower, PNC Capital Markets and Agent.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Five Year Base Rate Term Loan” shall mean a Five Year Term Loan described in Section 2.01(a) hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“Five Year Eurodollar Term Loan” shall mean a Five Year Term Loan described in Section 2.01(a) hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“Five Year Term Loan” shall mean a loan made by the Five Year Term Loan Lenders to Borrower pursuant to Section 2.01(a) hereof.

“Five Year Term Loan Commitment” shall mean the obligation hereunder of each Lender making a Five Year Term Loan equal to the amount set forth opposite such Lender’s name under the column headed “Five Year Term Loan Commitment Amount” as set forth on Schedule 1-A hereto.

“Five Year Term Loan Commitment Amount” shall mean the principal amount of One Hundred Million Dollars ($100,000,000).

“Five Year Term Loan Lender” shall mean a Lender with a Five Year Term Loan Commitment.

“Five Year Term Loan Maturity Date” shall mean the date that is five years after the Effective Date.

“Five Year Term Loan Note” shall mean any note delivered pursuant to Section 2.01(a) of this Agreement.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“FQE April 30” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about April 30.

“FQE January 31” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about January 31.

“FQE July 31” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about July 31.

“FQE October 31” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about October 31.

“GAAP” shall have the meaning given to such term in Section 1.02.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Closing Date in accordance with the provisions of Section 5.15 or any other Person that shall deliver a Guaranty of Payment to the Agent or any Lender on or after the Closing Date.

“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the then stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the then maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guaranty of Payment” shall  mean a guaranty substantially similar to Exhibit F attached hereto modified to the reasonable satisfaction of the Agent to reflect the nature of it as a subsidiary guaranty.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean, for Borrower or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by Borrower or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all current obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f), all obligations of Borrower or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) all Guaranty Obligations.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“Interest Period” shall mean, with respect to a Eurodollar Loan, a period of one (1) week or one (1), two (2), three (3) or six (6) months, as selected by Borrower in accordance with Section 2.02 hereof, commencing on the applicable date of borrowing or conversion of such Eurodollar Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a prepayment or conversion rights or obligations as provided in Section 2.01 or Section 3.05 hereof, or maturity of Eurodollar Loans as provided in Section 2.01 hereof, Borrower shall not select a period that extends beyond the date of such prepayment, conversion or maturity; if Borrower fails to select a new Interest Period with respect to an outstanding Eurodollar Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Joint Lead Arrangers” shall mean PNC Capital Markets, Wells Fargo Bank, N.A. and Bank of America, N.A.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Lender” and “Lenders” has the meaning set forth in the first paragraph of this Agreement.

“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus  (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Borrower and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Lenders) as set forth on the financial statements of Borrower and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“Leverage Ratio Step-Up Period” means the fiscal quarter in which a Material Acquisition Event occurs and the next following three consecutive fiscal quarter periods of Borrower.

“LIBOR Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits  in immediately available funds with a maturity comparable to such Interest Period.  In the event that such rate quotation is not available for any reason, then the rate for purposes of this subpart (a) shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an Affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; provided, that, if such rate is below zero, LIBOR Rate will be deemed to be zero for purposes of this Agreement.

“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.

“Loan” shall mean any Five Year Term Loan or Three Year Term Loan.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Fee Letter and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Loan Party” shall mean Borrower and each Guarantor.

“Material Acquisition Event” means any time when (a) any Company consummates an Acquisition, the Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000), or (b) any Company or the Companies consummate one or more Acquisitions over a period of no more than ninety (90) days, the aggregate Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of Borrower or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.03 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Nordson Holdings S.a.r.l.- BTMU Credit Agreement” shall mean that certain Credit Agreement dated as of August 23, 2013, by and among Nordson Holdings S.a.r.l. & Co. KG, as borrower, Nordson Corporation, as parent guarantor, the banks party thereto, and The Bank of Tokyo-Mitsubishi UFJ, LTD., as administrative agent.

“Note” shall mean any Five Year Term Loan Note or Three Year Term Loan Note.

“Note Purchase Agreements” shall mean, collectively, the 2011 NYLIM Note Purchase Agreement and the 2012 Senior Note Purchase Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).

“Participant” shall have the meaning provided to such term in Section 10.11(a).

“Participant Register” shall have the meaning specified in Section 10.11(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Borrower or its Subsidiaries sell or transfer the accounts receivables of Borrower or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Borrower or any Subsidiary, (b) there is no recourse or obligation to Borrower or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) neither Borrower nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Borrower or any ERISA Affiliate.

“PNC Capital Markets” shall mean PNC Capital Markets LLC.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries permitted by Section 5.05(n) and (b) all Indebtedness of Borrower secured by any Liens permitted by Section 5.06(g).

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent).

“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Borrower that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” shall mean (a) the Agent and (b) any Lender, as applicable.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders(s)” shall mean the holders of greater than fifty percent (50%) of the Total Commitment Amount.  The Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.    Notwithstanding the foregoing, any amendment, consent or waiver resulting in treatment of any Defaulting Bank disproportionately adversely to other Banks shall require the consent of such Defaulting Bank.

“Restricted Payment” shall mean, with respect to Borrower or any Subsidiary, (a) any Capital Distribution, or (b) any amount paid by Borrower in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

“Sanctioned Country” shall mean, at any time, a region, country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Repurchase” shall mean the purchase, repurchase, redemption or other acquisition by Borrower from any Person of any capital stock or other equity interest of Borrower.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Lenders) in favor of the prior payment in full of the Debt.

“Subordinated Indebtedness” shall mean, for Borrower or any Subsidiary any Indebtedness that is Subordinated.

“Subsidiary” of Borrower or any of its Subsidiaries shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other Subsidiaries of Borrower or by Borrower  and one or more Subsidiaries of Borrower, (ii) a partnership or limited liability company of which Borrower, one or more other Subsidiaries of Borrower  or Borrower  and one or more Subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which Borrower, one or more other Subsidiaries of Borrower or Borrower  and one or more Subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Three Year Base Rate Term Loan” shall mean a Three Year Term Loan described in Section 2.01(b) hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“Three Year Eurodollar Term Loans” shall mean a Three Year Term Loan described in Section 2.01(b) hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“Three Year Term Loan” shall mean a loan made by the Three Year Term Loan Lenders to Borrower pursuant to Section 2.01(b) hereof.

“Three Year Term Loan Commitment” shall mean the obligation hereunder of (a) each Lender making a Three Year Term Loan equal to the amount set forth opposite such Lender’s name under the column headed “Three Year Term Loan Commitment Amount” as set forth on Schedule 1-A hereto.

“Three Year Term Loan Commitment Amount” shall mean the principal amount of One Hundred Million Dollars ($100,000,000).

“Three Year Term Loan Lender” shall mean a Lender with a Three Year Term Loan Commitment.

“Three Year Term Loan Maturity Date” shall mean the date that is three years after the Effective Date.

“Three Year Term Loan Note” shall mean any note delivered pursuant to Section 2.01(b) of this Agreement.

“Total Commitment Amount” shall mean the aggregate amount of the Five Year Term Loan Commitment Amount and the Three Year Term Loan Commitment Amount.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Borrower, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph Section 3.02(f).

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

“Withholding Agent” shall mean any Loan Party and the Agent.

Section 1.02 Accounting and Legal Principles, Terms and Determinations.  All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof.  Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries made available pursuant to Section 5.01(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 5.01(a).  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.  Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.

Section 1.03 Terms Generally.  The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II.

AMOUNT AND TERMS OF CREDIT

Section 2.01 Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, each Five Year Term Loan Lender, for itself and not one for any other, agrees to make the Five Year Term Loans hereunder on the Effective Date.

(i) Borrower shall have the option to choose any combination of (a) Five Year Base Rate Term Loans, or (b) Five Year Eurodollar Term Loans.  No Five Year Term Loans may be borrowed until the Effective Date and no Five Year Term Loans may be borrowed after the Effective Date.  Borrower shall be entitled to repay Five Year Term Loans in whole or in part, but once repaid a Five Year Term Loan may not be re-borrowed.

(ii) The obligation of each Five Year Term Loan Lender to make Five Year Term Loans to Borrower shall be in the proportion that such Five Year Term Loan Lender’s Commitment bears to the Five Year Term Loan Commitments of all Five Year Term Loan Lenders to Borrower, but each Five Year Term Loan Lender’s Five Year Term Loan to Borrower shall never exceed its Five Year Term Loan Commitment.  The failure of any Five Year Term Loan Lender to make a Five Year Term Loan shall not relieve any other Five Year Term Loan Lender of its obligations to make a Five Year Term Loan nor shall it impose any additional liability on any other Five Year Term Loan Lender hereunder.  The Five Year Term Loan Lenders shall have no obligation to make Five Year Term Loans hereunder until the Effective Date.  The Five Year Term Loan Lenders shall have no obligation to make Five Year Term Loan Loans hereunder after the Effective Date.  The Five Year Term Loan Commitments are not revolving credit commitments, and Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(a).  The Five Year Term Loans shall be due and payable on the Five Year Term Loan Maturity Date.

(iii) Borrower shall pay interest on the unpaid principal amount of Five Year Base Rate Term Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.  Interest on such Five Year Base Rate Term Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

(iv) Borrower shall pay interest on the unpaid principal amount of each Five Year Eurodollar Term Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate.  Interest on such Five Year Eurodollar Term Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

(v) At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the Five Year Term Loan Lenders shall convert outstanding Five Year Base Rate Term Loans to Five Year Base Rate Eurodollar Term Loans at any time and shall convert outstanding Five Year Eurodollar Term Loans to Five Year Base Rate Term Loans on any Interest Adjustment Date.

(vi) The obligation of Borrower to repay Five Year Term Loans made to it by a Five Year Term Loan Lender pursuant to this Section 2.01(a) and to pay interest thereon may, upon the request by such Five Year Term Loan Lender, be evidenced by a single Five Year Term Loan Note of Borrower in the form of Exhibit A hereto (each such note, a “Five Year Term Loan Note”), payable to such Five Year Term Loan Lender in the principal amount of its Five Year Term Loan Commitment.

(b) Subject to the terms and conditions of this Agreement, each Three Year Term Loan Lender, for itself and not one for any other, agrees to make the Three Year Term Loans hereunder on the Effective Date.

(i) Borrower shall have the option to choose any combination of (a) Three Year Base Rate Term Loans, or (b) Three Year Eurodollar Term Loans.  No Three Year Term Loans may be borrowed until the Effective Date and no Three Year Term Loans may be borrowed after the Effective Date.  Borrower shall be entitled to repay Three Year Term Loans in whole or in part, but once repaid a Three Year Term Loan may not be re-borrowed.

(ii) The obligation of each Three Year Term Loan Lender to make Three Year Term Loans to Borrower shall be in the proportion that such Three Year Term Loan Lender’s Commitment bears to the Three Year Term Loan Commitments of all Three Year Term Loan Lenders to Borrower, but each Three Year Term Loan Lender’s Three Year Term Loan to Borrower shall never exceed its Three Year Term Loan Commitment.  The failure of any Three Year Term Loan Lender to make a Three Year Term Loan shall not relieve any other Three Year Term Loan Lender of its obligations to make a Three Year Term Loan nor shall it impose any additional liability on any other Three Year Term Loan Lender hereunder.  The Three Year Term Loan Lenders shall have no obligation to make Three Year Term Loan Loans hereunder until the Effective Date.  The Three Year Term Loan Lenders shall have no obligation to make Three Year Term Loans hereunder after the Effective Date.  The Three Year Term Loan Commitments are not revolving credit commitments, and Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(b).  The Three Year Term Loans shall be due and payable on the Three Year Term Loan Maturity Date.

(iii) Borrower shall pay interest on the unpaid principal amount of Three Year Base Rate Term Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.  Interest on such Three Year Base Rate Term Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

(iv) Borrower shall pay interest on the unpaid principal amount of each Three Year Eurodollar Term Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate.  Interest on such Three Year Eurodollar Term Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

(v) At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the Three Year Term Loan Lenders shall convert outstanding Three Year Base Rate Term Loans to Three Year Base Rate Eurodollar Term Loans at any time and shall convert outstanding Three Year Eurodollar Term Loans to Three Year Base Rate Term Loans on any Interest Adjustment Date.

(vi) The obligation of Borrower to repay Three Year Term Loans made to it by a Three Year Term Loan Lender pursuant to this Section 2.01(b) and to pay interest thereon may, upon the request by such Three Year Term Loan Lender, be evidenced by a single Three Year Term Loan Note of Borrower in the form of Exhibit B hereto (each such note, a “Three Year Term Loan Note”), payable to such Three Year Term Loan Lender in the principal amount of its Three Year Term Loan Commitment.

Section 2.02 Conditions To Loans and Conversion/Continuation of Loans.  The obligation of the Lenders to make, continue or convert any Loan, is conditioned, in the case of the borrowing, conversion or continuation hereunder, upon:

(a) all conditions precedent as listed in Article IV hereof shall have been satisfied (with regard only to making the Loans and not otherwise thereafter);

(b) with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, and, with respect to Eurodollar Loans, by 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation.  Agent shall notify each Lender of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received.  On the date such Loan is to be made, each Lender shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it.  If Agent elects to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive from Borrower, on demand, such amount, in the event that such Lender fails to reimburse Agent in accordance with this subsection.  Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent elects to provide such funds;

(c) Borrower’s request for (i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000); or (ii) a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000);

(d) the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan would exist;

(e) the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making of the Loans, except to the extent that any thereof expressly relate to an earlier date; and

At no time shall Borrower request that Eurodollar Loans be outstanding for more than ten (10) different Interest Periods, at any time, and, if Base Rate Loans are outstanding, then Eurodollar Loans shall be limited to nine (9) different Interest Periods.

Each request for a Eurodollar Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Lenders against any loss or expense incurred by Agent or the Lenders as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Lenders to fund such Eurodollar Loan.  A certificate as to the amount of such loss or expense submitted by the Lenders to Borrower shall be conclusive and binding for all purposes, absent manifest error.

Section 2.03 Payments, Etc.

(a) Payments Generally.  Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Dollars.  With respect to (i) any Loan, or (ii) any other payment to Agent and the Lenders that is not covered by subsection (a) hereof, all such payments (including prepayments) to Agent and the Lenders of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Lenders not later than 11:00 A.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds.  Any such payments received by Agent after 11:00 A.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(c) Payments Net of Taxes.  All payments under this Agreement or any other Loan Document by Borrower or any other Obligor shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Lender (and withholding relating thereto) other than such income or franchise taxes arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced the Loan Documents, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof).  If Borrower or other Obligor is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then Borrower or such Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Lenders in respect of such additional amounts, shall equal the amount of interest provided in Section 2.01 hereof for each Loan plus any principal then due.  In each such case, Borrower shall provide to the applicable Lender evidence demonstrating that such taxes or levies have been paid.

(d) Payments to Lenders.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its ratable share, if any, of the amount of principal, interest, and fees received by it for the account of such Lender.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Eurodollar Loans, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such

Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under the Notes.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to such Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid with respect to each Loan.

(e) Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any Eurodollar Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.04 Prepayment.

(a) Right to Prepay.  Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment; and

(b) Prepayment Fees.

(i) Prepayments of Base Rate Loans shall be without any premium or penalty;

(ii) In any case of prepayment (or, any assignment pursuant to Section 3.09(ii)) of a Eurodollar Loan, Borrower agrees that if the reinvestment rate with respect to the amount of such Eurodollar Loan, as quoted by the money desk of Agent (the “Reinvestment Rate”), shall be lower than the LIBOR Rate applicable to the Eurodollar Loan that is intended to be prepaid (hereinafter, “Last LIBOR”), then Borrower shall, upon written notice from Agent, promptly pay to Agent, for the account of each Lender, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the “Prepayment Rate”) which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (B) the prepayment principal amount of the Eurodollar Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Eurodollar Loan that is to be prepaid divided by (2) three hundred sixty (360) but no additional premium or penalty shall apply.  In addition, Borrower shall immediately pay directly to Agent, for the account of the Lenders, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Lenders in connection with the prepayment, upon Borrower’s receipt of a written statement from Agent.

(c) Notice of Prepayment.  Borrower shall give Agent written notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the Business Day on which such prepayment is to be made.

(d) Minimum Amount.  Each prepayment of a Loan by Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment in connection with Article III hereof.

(e) Application of Prepayment.  All prepayments required pursuant to this Section 2.04 shall first be applied among the Base Rate Loans, then to Eurodollar Loans.

Section 2.05 Fees. Borrower shall pay to the Lenders the fees set forth in the Fee Letter.

Section 2.06 Computation of Interest and Fees; Default Rate.  With the exception of Base Rate Loans, interest on Loans and fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Agent or the Required Lenders, the principal of each Loan, the unpaid interest thereon and any other amounts owing hereunder shall bear interest, until such time as such Event of Default has been waived or amended or is no longer continuing, at the Default Rate.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

Section 2.07 Defaulting Lender.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 8.04 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any final judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 2.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lender on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lender pro rata in accordance with the Five Year Term Loan Commitment Amount or Three Year Term Loan Commitment Amount, as applicable.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.07(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure.  If Borrower, the Agent and each agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III.

INCREASED CAPITAL; TAXES, ETC.

Section 3.01 Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Tax Law, Etc.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.02, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing.

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “lender” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate acceptable to Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival.  Each party’s obligations under this Section 3.02, Section 3.01, Section 3.04 and Section 3.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Eurodollar Deposits Unavailable or Interest Rate Unascertainable.  In respect of any Eurodollar Loan, in the event that Agent shall have determined that for Eurodollar Loans, that Dollar deposits in the relevant amount for the relevant Interest Period for such Eurodollar Loan are not available to Agent in the applicable Eurodollar market, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (a) any notice of a conversion of an existing Base Rate Loan to a Eurodollar Loan shall be deemed a notice to continue a Base Rate Loan, and (b) Borrower shall be obligated either to prepay, or with respect to a Eurodollar Loan, to convert to a Base Rate Loan, any outstanding Eurodollar Loan on the last day of the then current Interest Period with respect thereto.

Section 3.04 Indemnity.  Without prejudice to any other provisions of this Article III,  Borrower hereby agrees to indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any Eurodollar Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Lender in respect of funds borrowed by it for the purpose of making or maintaining such Eurodollar Loan, as determined by such Lender in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Lender to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 3.05 Changes in Law Rendering Eurodollar Loans Unlawful.  If at any time any Change in Law shall make it unlawful for any Lender to fund any Eurodollar Loan that it is committed to make hereunder, the commitment of such Lender to fund such Eurodollar Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Lender shall by written notice to Borrower and Agent declare that its commitment with respect to such Eurodollar Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Lender shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Lender to continue in effect the funding in the applicable Eurodollar market of any Eurodollar Loan previously made by it hereunder, such Lender shall, upon the happening of such event, notify Borrower, Agent and the other Lenders thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Eurodollar Loan (if a Eurodollar Loan) to a Base Rate Loan or prepay such Eurodollar Loan to the Lenders in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.04 hereof.

Section 3.06 Funding.  Each Lender may, but shall not be required to, make Eurodollar Loans hereunder with funds obtained outside the United States or such Loans may be made through a branch or affiliate of any Lender.

Section 3.07 Capital Adequacy.  If any Lender shall have determined, after the Closing Date, that a Change in Law affecting such Lender or any lending office of such Lender, if any, regarding capital adequacy or liquidity requirements (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender (made within one hundred eighty (180) days of such Lender becoming aware of the reason giving rise to such demand), with a copy to Agent, Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction.  Each Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure on the part of any Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 3.07 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

Section 3.08 Application of Provisions.  Notwithstanding anything in this Agreement to the contrary, no Lender shall demand compensation for any reduction referred to in Section 3.01, Section 3.02, Section 3.03 or Section 3.07 hereof if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 3.09 Replacement of Lenders.  If any Lender requests compensation under Section 3.01 or Section 3.07, or if Borrower is required to pay any Indemnified Taxes or pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07 or if any Lender is a Non-Consenting Lender or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.07 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01, Section 3.07 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender or a Defaulting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.

CONDITIONS PRECEDENT

Notwithstanding the execution of this Agreement and the other Loan Documents on the Closing Date, the effectiveness of this Agreement and the obligation of the Lenders to make the Loans is subject to Borrower satisfying each of the following conditions on the Closing Date or on before the Effective Date (as noted below), each in form and substance reasonably satisfactory to Agent:

Section 4.01  Loan Documents.  On the Closing Date, Borrower shall have executed and delivered to (i) Agent, this Agreement, and each of the Loan Documents, and (ii) each Lender, its Note.

Section 4.02  Officer’s Certificate, Resolutions, Organizational Documents.  On the Closing Date, Borrower shall have delivered to each Lender an officer’s certificate certifying the names of the officers of Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of Borrower.

Section 4.03 Legal Opinion.  On the Closing Date, Borrower shall have delivered to Agent an opinion of counsel for Borrower dated the Closing Date.

Section 4.04 Good Standing Certificate.  On the Closing Date, Borrower shall have delivered to Agent a good standing certificate, issued on or about the Closing Date by the Secretary of State of Ohio.

Section 4.05 Fee Letter; Legal Fees.  Borrower shall have (a) paid to Agent, for its sole benefit and for the benefit of the Lenders, as applicable, the fees described in the Fee Letter on the Effective Date and complied in all respects with the terms of the Fee Letter, (b) paid to PNC Capital Markets, for its sole benefit, the fees described in the Fee Letter on the Effective Date, and (c) paid all legal fees and expenses of Agent and PNC Capital Markets in connection with the preparation and negotiation of the Loan Documents incurred through the Effective Date on the Effective Date.

Section 4.06 Closing Certificate.  On the Effective Date, Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Effective Date, (a) all conditions precedent set forth in this Article IV have been satisfied, (b) no Default or Event of Default exists nor immediately after the making of the Loans will exist, (c) each of the representations and warranties contained in Article VI hereof are true and correct as of the Effective Date, and (d) no material adverse change has occurred in the financial condition or operations of the Companies taken on a consolidated basis since October 31, 2014.

Section 4.07 Absence of Litigation.  No legal or regulatory prohibitions shall exist which prevent Borrower from entering into the Loan Documents.  There shall not be any material action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened, in any court or before any arbitrator that could reasonably be expected to have a material adverse effect on the ability of Borrower to comply with its obligations under the Loan Documents.

ARTICLE V.

COVENANTS

Borrower agrees that, until all of the Debt shall have been paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

Section 5.01 Financial Statements.  Borrower covenants that it will deliver to each Lender:

(a) within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to the Required Lenders and certified by a Financial Officer of Borrower;

(b) within ninety (90) days after the end of each fiscal year of Borrower, (i) an annual audit report of Borrower for that year prepared on a Consolidated and consolidating (but only as to Borrower and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Lenders and certified by an independent public accountant satisfactory to the Required Lenders, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Borrower’s annual report for any fiscal year of Borrower on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (b)(i), and (ii) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(c) concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;

(d) as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities;  provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d); and

(e) within ten (10) days of the written request of Agent or any Lender (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any applicable law and, upon request of Borrower, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on Borrower’s behalf on an Internet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that:  (i) Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.02 Franchises.  Borrower will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Borrower shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.

Section 5.03 ERISA Compliance.  None of Borrower or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.  Borrower shall promptly notify each Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against Borrower or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan.  As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of Borrower.

Section 5.04 Financial Covenants.

(a) Leverage Ratio.  Borrower covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during any Leverage Step-Up Period, 3.75 to 1.00 and (ii) at all other times, 3.50 to 1.00.

(b) Interest Coverage Ratio.  Borrower covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.05 Indebtedness.  Borrower covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any Indebtedness of any kind; provided, that this Section 5.05 shall not apply to:

(a) Loans or any Indebtedness under this Agreement;

(b) the unsecured Indebtedness under the Existing Syndicated Credit Agreement in an aggregate principal amount not to exceed Eight Hundred Fifty Million Dollars ($850,000,000);

(c) the unsecured Indebtedness of Borrower under the 2011 NYLIM Note Purchase Agreement in an aggregate principal amount not to exceed One Hundred Eighty Million Dollars ($180,000,000);

(d) the unsecured Indebtedness under the 2012 Senior Notes Purchase Agreement in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000);

(e) the unsecured Indebtedness under the Nordson Holdings S.a.r.l-BTMU Credit Agreement in an aggregate amount not to exceed of One Hundred Million Euros (€100,000,000);

(f) the unsecured Indebtedness of the Company under the August 6, 2014 Credit Agreement in an aggregate amount not to exceed One Hundred Fifty Million Dollars ($150,000,000);

(g) the unsecured Indebtedness of Borrower under the 2015 Note Purchase Agreement in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000);

(h) [reserved];

(i) the unsecured Indebtedness of Borrower owing to The Lender of Tokyo-Mitsubishi UFJ, Ltd. up to the Dollar Equivalent of One Billion Japanese Yen (¥1,000,000,000);

(j) loans or capital leases to Borrower or any of its Subsidiaries for the purchase or lease of fixed assets, which loans or leases are secured by the assets being purchased or leased, so long as the aggregate then outstanding principal amount of all such loans and leases for Borrower and its Subsidiaries do not exceed the greater of (a) One Hundred Million Dollars ($100,000,000) and (b) an amount equal to five percent (5%) of Consolidated Total Assets at any time;

(k) Indebtedness owed by Borrower or a Subsidiary (other than the Receivables Subsidiary) to Borrower or another Subsidiary (other than the Receivables Subsidiary);

(l) Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as (a) the funded amount, together with any other Indebtedness thereunder, does not exceed the greater of (1) Two Hundred Million Dollars ($200,000,000) and (2) an amount equal to ten percent (10%) of Consolidated Total Assets at any time, and (b) Borrower provides a copy of the documents evidencing such transaction to the Agent;

(m) Indebtedness constituting Guaranty Obligations permitted by Section 5.15; and

(n) additional Indebtedness of Borrower or any Subsidiary, to the extent not otherwise permitted pursuant to any of the foregoing clauses of this Section 5.05, so long as (i) Borrower will be in pro forma compliance as of the applicable measurement period with Section 5.04 hereof after giving effect to the incurrence of such Indebtedness, (ii) no Event of Default shall exist prior to or after giving effect to the incurrence of any such Indebtedness and (iii) after giving effect to the incurrence of such Indebtedness by any Subsidiary, the amount of outstanding Priority Indebtedness does not exceed an amount equal to twenty percent (20%) of Consolidated Total Assets.

Section 5.06 Liens.  Borrower covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any of its Subsidiaries;

(d) any Lien granted to Agent, for the benefit of the Lenders;

(e) Liens on fixed assets securing the loans or capital leases pursuant to Section 5.05(j) hereof, provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;

(f) Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(g) any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (f) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness does not exceed at any time, for Borrower and all Subsidiaries, an amount equal to twenty percent (20%) of Consolidated Total Assets.

Borrower shall not, and shall not permit any Subsidiary (other than the Receivables Subsidiary) to, enter into any Material Indebtedness Agreement (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to clauses (b), (c), (d), (e), (f), (g), (i), (j) (but only with respect to the assets the subject thereof), (m) or (n) of Section 5.05 hereof) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower or any of Subsidiaries.

Section 5.07 Merger and Sale of Assets.  Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Subsidiary (other than the Receivables Subsidiary) may merge with (a) Borrower (provided that Borrower shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);

(b) Borrower may sell, lease, transfer or otherwise dispose of any of its assets to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (a) Borrower, or (b) any Subsidiary (other than the Receivables Subsidiary);

(c) in addition to any sale, lease, transfer or other disposition permitted pursuant to clauses (a) and (b) above, Borrower and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(d) any merger or consolidation that constitutes an Acquisition permitted pursuant to Section 5.08 hereof; and

(e) in addition to any sale, lease, transfer or other disposition permitted pursuant to clauses (a) through (d) above, Borrower or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to any Person so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by Borrower and all of its Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Borrower.

Section 5.08 Acquisitions.  Borrower covenants that it will not, and will not permit any Subsidiary to, effect an Acquisition, except that Borrower or any Subsidiary (other than the Receivables Subsidiary) may effect any Acquisition provided that (a) if such Acquisition is a merger or consolidation with Borrower, Borrower shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (b) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (c) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.09 Regulations U and X.  No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.10 Notice.  Borrower covenants that it will promptly notify the Agent and the Lenders whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default has occurred or is likely to occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements so long as each is a Material Indebtedness Agreement).

Section 5.11 Environmental Compliance.  Except where the failure to do so would not have or result in a Material Adverse Effect, Borrower covenants that it will, and shall cause each Subsidiary to, (i) comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise and (ii) not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law.  Borrower shall defend, indemnify and hold the Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of Borrower or any of its Subsidiaries with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.12 Restricted Payments.  Borrower covenants that it will not make or commit itself to make any Restricted Payment if an Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.13 Use of Proceeds.  Borrower’s use of the proceeds of the Loans shall be solely for working capital and other general corporate purposes of Borrower and its Subsidiaries and to refinance certain existing indebtedness of Borrower and its Subsidiaries.  Borrower covenants that it will not request any borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.14 Restrictive Agreements.  Except as set forth in this Agreement, Borrower covenants that it will not, and will not permit any Subsidiary (excluding the Receivable Subsidiary) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (excluding the Receivables Subsidiary) to (a) make, directly or indirectly, any Capital Distribution to Borrower; (b) make, directly or indirectly, loans or advances or capital contributions to Borrower; or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary (excluding the Receivables Subsidiary) to Borrower, except for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (3) customary restrictions in security agreements or mortgages securing Indebtedness of Borrower or its Subsidiaries to the extent such restrictions only restrict the transfer of the property subject to Liens under such security agreement or mortgage which are permitted under Section 5.06 or (4) customary and reasonable restrictions in agreements necessary to obtain loans and credit facilities so long as such restrictions do not materially encumber the ability of the Subsidiaries taken as a whole to make Capital Distributions.

Section 5.15 Guaranties of Payment; Guaranty Under Material Indebtedness Agreement.  Borrower covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement (including, without limitation, the Existing Syndicated Credit Agreement or the Note Purchase Agreements, so long as each is a Material Indebtedness Agreement) unless, prior to or concurrently therewith (i) Borrower shall have caused each such Subsidiary to execute and deliver to the Agent and the Lenders a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement and otherwise completed in a manner satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty of Payment and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.

Section 5.16 Pari Passu Ranking.  Borrower covenants that its obligations under this Agreement shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of Borrower under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Borrower and its Subsidiaries.

Section 5.17 Terrorism Sanctions Regulations and Compliance with Laws.  Borrower covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making Loans hereunder to Borrower or from otherwise conducting business with Borrower or any Subsidiaries.  Borrower covenants that it will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Borrower solely as to itself and, to the extent set forth below, on behalf of each of its Subsidiaries represents and warrants that the statements set forth in this Article VI are true, correct and complete.

Section 6.01 Organization; Subsidiary Preferred Equity.  Borrower is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized.  Borrower and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect.  No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by Borrower or a

Wholly-Owned Subsidiary.  Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Borrower’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof).  As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement.

Section 6.02 Power and Authority.  Borrower and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted.  Borrower has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and other Loan Documents.  The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite corporate action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers of Borrower and are valid obligations of Borrower, legally binding upon and enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of the Loan Documents will not violate any applicable law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents or any agreement.

Section 6.03 Compliance with Laws.  Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.

Section 6.04 Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.04 hereto, as to any of which, individually or in the aggregate, if determined adversely, would not have a Material Adverse Effect, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

Section 6.05 Title to Assets.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.06 hereof or which the failure to have good title would not have a Material Adverse Effect.

Section 6.06 Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.06 hereof, (a) there is no financing statement outstanding covering any personal property of any Company, other than a financing statement in favor of Agent, for the benefit of the Lenders, if any; (b) there is no mortgage outstanding covering any real property of any Company, other than a mortgage in favor of Agent, for the benefit of the Lenders, if any; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind other than any security interest or Lien that may be granted to Agent, for the benefit of the Lenders.  No Company (other than the Receivables Subsidiary) has entered into any contract or agreement that exists on or after the Closing Date (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to clauses (b), (c), (d), (e), (f), (g), (i), (j) (but only with respect to the assets the subject thereof), (m) or (n) of Section 5.05 hereof) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.07 Tax Returns.  All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.08 Environmental Laws.  Each Company is in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where the failure to so comply would not have a Material Adverse Effect.  No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that, if determined adversely, would have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law and that would have a Material Adverse Effect. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise.

Section 6.09 Employee Benefit Plans.  No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan.  Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.  No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a):  (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan (except to the extent set forth in footnote 4 to Borrower’s Consolidated financial statements for the fiscal year ended October 31, 2006), the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”, as applicable to Borrower from time to time) does not exceed the fair market value of Pension Plan assets.

Section 6.10 Consents or Approvals.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the Loan Documents that has not already been obtained or completed.

Section 6.11 Solvency.  Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Lenders. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.12 Financial Statements.  The Consolidated financial statements of Borrower for the fiscal year ended October 31, 2014 and the quarter ended on or about January 31, 2015 that are available to the Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.

Section 6.13 Regulations.  Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America).  Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

Section 6.14 Investment Company; Holding Company.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.15 Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.  After due inquiry by a Financial Officer of Borrower, as of the Closing Date and the Effective Date, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or would have a Material Adverse Effect.

Section 6.16 Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist.

Section 6.17 Anti-Terrorism Law and Anti-Corruption Law Compliance.  No Company is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to any Company or from otherwise conducting business with any Company.  Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower, its directors, officers, employees, agents, affiliate or representative thereof, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.  None of (a) Borrower, any Subsidiary or to the knowledge of Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Company is located, organized or resident in a Sanctioned Country.  No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions.

ARTICLE VII.

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.01 Payments.  If (a) the principal of any Loan shall not be paid in full punctually when due and payable, or (b) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter.

Section 7.02 Special Covenants.  If any Company or Obligor shall fail or omit to perform and observe Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.08, Section 5.12 or Section 5.17.

Section 7.03 Other Covenants.  If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.01 or Section 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Lender that the specified Default is to be remedied.

Section 7.04 Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Lenders shall be false or erroneous.

Section 7.05 Cross Default.  If any Company or Obligor shall default in the payment in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Debt) in excess, for all such obligations for all such Companies and Obligors, of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.06 ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.07 Change Of Control.  If any Change of Control shall occur.

Section 7.08 Money Judgment.  A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.09 Validity of Loan Documents.  (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against Borrower or any Company shall be contested by such Company or any other Obligor; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.10 Insolvency.  If Borrower or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII.

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or implication herein or elsewhere:

Section 8.01 Optional Defaults.  If any Event of Default referred to in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08 or Section 7.09 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrower, to accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.02 Automatic Defaults.  If any Event of Default referred to in Section 7.10 hereof shall occur the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.03 Offsets.  If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Debt is accelerated pursuant to Section 8.01 or Section 8.02 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.01 or Section 8.04 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Lender to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.04 Equalization Provision.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Lender by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement).  Borrower agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was a direct creditor of Borrower in the amount of participation.

ARTICLE IX.

THE AGENT

The Lenders authorize PNC Bank, National Association and PNC Bank, National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.01 Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.02 Note Holders.  Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03 Consultation With Counsel.  Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.04 Documents.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.05 Agent and Affiliates.  With respect to the Loans, Agent, each Co-Documentation Agent and each Co-Syndication Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, Co-Documentation Agent or Co-Syndication Agent, as the case may be, and Agent, each Co-Documentation Agent and each Co-Syndication Agent and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate thereof.

Section 9.06 Knowledge of Default.  It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred (other than an Event of Default under Section 7.01 hereof), unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.10 hereof.

Section 9.07 Action By Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.08 Notices, Default, Etc.  In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall promptly inform the other Lenders in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

Section 9.09 Indemnification of Agent.  The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its agency capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by it with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by it in any capacity other than as agent under this Agreement.

Section 9.10 Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as a Default or an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11 No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other law.

Section 9.12 USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within 10 days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

Section 9.13 Other Agents.  No Bank (other than Agent) that is indicated as having an agency capacity (such as “Co-Syndication Agent”, “Co-Documentation Agent” or other similar titles) shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the granting of the Loans hereunder or at any time or times thereafter.

Section 10.02 No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.03 Amendments; Consents.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Anything herein to the contrary notwithstanding, no such amendment, modification, termination, waiver or consent may be made with respect to (a) any increase in the Total Commitment Amount without the unanimous consent of all of the Lenders, (b) the extension of the Five Year Term Loan Maturity Date or the Three Year Term Loan Maturity Date, the payment date of interest or principal with respect thereto, or the payment date of fees or amounts payable hereunder in each case without the consent of each Lender directly affected thereby, (c) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder in each case without the unanimous consent of all of the Lenders, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement in each case without the unanimous consent of all of the Lenders, (e) the release of any Guarantor of Payment, if any, except in connection with a transaction permitted pursuant to Section 5.07 hereof, without the unanimous consent of all of the Lenders or (f) any amendment to this Section 10.03 or Section 8.04 hereof without the unanimous consent of all of the Lenders.  In addition, the Commitment of any Lender may not be increased without the prior written consent of such Lender (even if such Lender is a Defaulting Lender).  Notice of amendments or consents ratified by the Lenders hereunder shall immediately be forwarded by Agent to all Lenders.  Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.04 Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.05 Costs, Expenses and Taxes.  Borrower agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt owing by Borrower, this Agreement or any Related Writing.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents to which Borrower is a party, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.  All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.

Section 10.06 Indemnification.  Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective Affiliates, officers, directors, attorneys, agents and  employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.

Section 10.07 Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

Section 10.08 Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.09 Binding Effect; Borrower’ Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10 Assignments.

(a) Each Lender shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA (each an “Eligible Assignee”), without recourse, all or a percentage of all of such Lender’s Commitment, all Loans made by such Lender, such Lender’s Notes, and such Lender’s interest in any participation purchased pursuant to Section 2.01 or Section 8.04 hereof.

(b) No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any Affiliate of such Lender which Affiliate is either wholly-owned by such Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) If an assignment made pursuant to this 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and

Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Forms W‑8 or W‑9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide the assignor Lender (and, in the case of any assignee registered in the Register, Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Forms W‑8 or W‑9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the  Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) No assignment shall be made to (A) Borrower or Borrower’s Affiliates or Subsidiaries, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) a Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

Section 10.11 Participations.

(a) Each Lender shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D), as the case may be (each, a “Participant”), in all or any part of such Lender’s Commitment, such Lender’s Commitment Percentage, any Loan made by such Lender, any Note delivered to such Lender pursuant to this Agreement, and such Lender’s interest in any participation, if any, purchased pursuant to, Section 8.04 or this Section 10.11.

(b) The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

(c) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03 that requires the unanimous consent of the Lenders.  Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.02(f) (it being understood that the documentation required under Section 3.02(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.08 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’ request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.08 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e) Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.12 Severability Of Provisions; Captions; Attachments.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13 Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.14 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15 Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Lenders shall be governed by Ohio law, without regard to principles of conflict of laws.  Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any Ohio state or federal district court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.16 Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17 Treatment of Certain Information; Confidentiality.  Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and to each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Debt; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section 10.18, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.18 JURY TRIAL WAIVER.  BORROWER, AGENT AND EACH OF THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[Remainder of page intentionally left blank]

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

Address:	28601 Clemens Road	NORDSON CORPORATION
Westlake, Ohio 44145
Attention: Senior Vice President, Chief
Financial Officer

By:
			Name:	Gregory A. Thaxton
			Title:	Senior Vice President, Chief
Financial Officer

Address:		PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:
Name:
Title:

Address:				,

By:
Name:
Title:

Address:				,

By:
Name:
Title:

[Other Signature Pages to Follow]

Schedule 1

Lenders and Commitments

Lender	Five Year Term Loan Commitment Amount	Three Year Term Loan Commitment Amount	Commitment Percentage
PNC Bank, National Association	$17,500,000	$17,500,000	17.50%
Bank of America, N.A.	$17,500,000	$17,500,000	17.50%
Wells Fargo Bank, N.A.	$17,500,000	$17,500,000	17.50%
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$12,500,000	$12,500,000	12.50%
JPMorgan Chase Bank, N.A.	$12,500,000	$12,500,000	12.50%
The Huntington National Bank	$7,500,000	$7,500,000	7.50%
KeyBank National Association	$7,500,000	$7,500,000	7.50%
The Northern Trust Company	$7,500,000	$7,500,000	7.50%
Total Commitment Amount:	$100,000,000	$100,000,000	100.00%

EXHIBIT A

FIVE YEAR TERM LOAN NOTE

$	Cleveland, Ohio

, 2015

FOR VALUE RECEIVED, the undersigned, NORDSON CORPORATION (“Borrower”) promises to pay on the Five Year Term Loan Maturity Date, as defined in the Term Loan Agreement (as hereinafter defined), to _________ (“Lender”) at the Main Office of _________________________the principal sum of

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . DOLLARS

or the aggregate unpaid principal amount of all Loans, as defined in the Term Loan Agreement, made by Lender to Borrower pursuant to Section 2.01(a) of the Term Loan Agreement, whichever is less, in lawful money of the United States of America.  As used herein, “Term Loan Agreement” means the Term Loan Agreement dated as of April 10, 2015, among Borrower, the lenders named therein (including in their respective special agency capacities) and PNC Bank, National Association, as Agent, as the same may from time to time be amended, restated or otherwise modified.  Capitalized terms used herein shall have the meanings ascribed to them in the Term Loan Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each of the Five Year Term Loans from time to time outstanding, from the date of such Five Year Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.01(a) of the Term Loan Agreement.  Such interest shall be payable on each date provided for in such Section 2.01(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Five Year Base Rate Term Loans and Five Year Eurodollar Term Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Five Year Term Loan Note (this “Note”).

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Term Loan Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Notes referred to in the Term Loan Agreement. Reference is made to the Term Loan Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Term Loan Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NORDSON CORPORATION

By:
	Name:	Gregory A. Thaxton
	Title:	Senior Vice President, Chief
Financial Officer

EXHIBIT B

THREE YEAR TERM LOAN NOTE

$	Cleveland, Ohio

, 2015

FOR VALUE RECEIVED, the undersigned, NORDSON CORPORATION (“Borrower”) promises to pay on the Three Year Term Loan Maturity Date, as defined in the Term Loan Agreement (as hereinafter defined), to _________ (“Lender”) at the Main Office of _________________________the principal sum of

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . DOLLARS

or the aggregate unpaid principal amount of all Loans, as defined in the Term Loan Agreement, made by Lender to Borrower pursuant to Section 2.01(b) of the Term Loan Agreement, whichever is less, in lawful money of the United States of America.  As used herein, “Term Loan Agreement” means the Term Loan Agreement dated as of April 10, 2015, among Borrower, the lenders named therein (including in their respective special agency capacities) and PNC Bank, National Association, as Agent, as the same may from time to time be amended, restated or otherwise modified.  Capitalized terms used herein shall have the meanings ascribed to them in the Term Loan Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each of the Three Year Term Loans from time to time outstanding, from the date of such Three Year Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.01(b) of the Term Loan Agreement.  Such interest shall be payable on each date provided for in such Section 2.01(b); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Three Year Base Rate Term Loans and Three Year Eurodollar Term Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Three Year Term Loan Note (this “Note”).

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Term Loan Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Notes referred to in the Term Loan Agreement. Reference is made to the Term Loan Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Term Loan Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NORDSON CORPORATION

By:
	Name:	Gregory A. Thaxton
	Title:	Senior Vice President, Chief
Financial Officer

2

EXHIBIT C

NOTICE OF LOAN

[Date]	,	20

Ladies and Gentlemen:

The undersigned, NORDSON CORPORATION (the “Borrower”), refers to the Term Loan Agreement, dated as of April 10, 2015 (“Term Loan Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders (including in their respective special agency capacities), as defined in the Term Loan Agreement, and PNC BANK, NATIONAL ASSOCIATION as Agent, and hereby gives you notice, pursuant to Section 2.02 of the Term Loan Agreement that the undersigned hereby requests a Loan under the Term Loan Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.02 of the Term Loan Agreement:

(a) The Business Day of the Proposed Loan is __________, 20__.

(b) The amount of the Proposed Loan is $_______________.

(c) The Proposed Loan is to be a Five Year Base Rate Term Loan ____ /Five Year Eurodollar Term Loan ___/Three Year Base Rate Term Loan ____ /Three Year Eurodollar Term Loan ___ (Check one.)

(d) If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____. (Check one.)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.02 and Article IV of the Term Loan Agreement have been satisfied.

NORDSON CORPORATION

By:
Name:
Title:

3

EXHIBIT D

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [Chief Financial Officer][Treasurer] of NORDSON CORPORATION, an Ohio corporation (“Borrower”);

(2) I am familiar with the terms of that certain Term Loan Agreement, dated as of April 10, 2015, among the undersigned, the Lenders (including in their respective special agency capacities), as defined in the Term Loan Agreement, and PNC BANK, NATIONAL ASSOCIATION, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Term Loan Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.04 of the Term Loan Agreement, which calculations show compliance with the terms thereof and a calculation of Consolidated Total Assets.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

NORDSON CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Term Loan Agreement identified below (as the same may from time to time be amended, restated or otherwise modified, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, including, to the extent included in any such facilities, (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
3.	Borrower	NORDSON CORPORATION
4.	Agent:	PNC BANK, NATIONAL ASSOCIATION, as Agent under the Term Loan Agreement
5.	Term Loan
	Agreement:	The Term Loan Agreement dated as of April 10, 2015 among NORDSON CORPORATION, the Lenders parties thereto, PNC BANK, NATIONAL ASSOCIATION, as Agent, and the other lenders a party thereto.

6. Assigned Interest:

Facility/Commitment	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[1]
Five Year Term Loan	$____________________	$____________________	__________%
Three Year Term Loan	$____________________	$____________________	__________%

Effective Date: __________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Banks thereunder.

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]2Accepted:

__________________________, as Agent

By:
Name:
Title:

[Consented to:]

NORDSON CORPORATION

By:
Name:
Title:

[2]	To be added only if the consent of Agent is required by the terms of the Term Loan Agreement.

3	2

ANNEX 1

Term Loan Agreement

for Nordson Corporation

dated as of ______________, 2015

(the “Term Loan Agreement”)

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an eligible assignee under Section 10.10(a) of the Term Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is an assignee described in Section 10.10(f) of the Term Loan Agreement, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to (but excluding) the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the law of the State of Ohio, without regard to principles of conflicts of laws.

[End of Annex 1]

EXHIBIT F

FORM OF GUARANTY OF PAYMENT

GUARANTY OF PAYMENT

(Subsidiary)

This GUARANTY OF PAYMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made as of the [__] day of ____________, 20__ by:

(a) each Guarantor of Payment (as defined in the Term Loan Agreement, as hereinafter defined) that is listed on Exhibit A hereto, and any other Subsidiary that hereafter becomes a party hereto (collectively, the “Guarantors” and, individually, each a “Guarantor”), jointly and severally, in favor of;

(b) PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Term Loan Agreement, as hereinafter defined (the “Administrative Agent”), for the benefit of the Administrative Agent and the Lenders, as hereinafter defined.

1. Recitals.

NORDSON CORPORATION, an  Ohio corporation (“Borrower”), and each Guarantor of Payment, as defined in the Term Loan Agreement, as hereinafter defined, are entering into that certain Term Loan Agreement, dated as of April 10, 2015, with the lenders from time to time party thereto (together with their respective successors and assigns and any other additional lenders that become party to the Term Loan Agreement, collectively, the “Lenders” and, individually, each a “Lender”), and the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Term Loan Agreement”).  Each Guarantor desires that the Lenders grant to Borrower the financial accommodations as described in the Term Loan Agreement.  Except as specifically defined herein, capitalized terms used herein that are defined in the Term Loan Agreement shall have their respective meanings ascribed to them in the Term Loan Agreement.

Each Guarantor, a direct or indirect subsidiary of Borrower, deems it to be in the direct pecuniary and business interests of such Guarantor that Borrower obtains from the Lenders the Commitment, and the Loans provided for in the Term Loan Agreement.

Each Guarantor understands that the Lenders are willing to enter into the Term Loan Agreement and grant the financial accommodations provided for in the Term Loan Agreement only upon certain terms and conditions, one of which is that the Guarantors jointly and severally guarantee the payment of the Obligations, as hereinafter defined, and this Agreement is being executed and delivered in consideration of the Lenders entering into the Term Loan Agreement and each financial accommodation granted to Borrower by the Lenders and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

2. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Collateral” means, collectively, all property, if any, securing the Obligations or any part thereof at the time in question.

“Guaranty of Payment Joinder” means a Guaranty of Payment Joinder, substantially in the form of the attached Exhibit B, prepared by the Administrative Agent and executed and delivered to the Administrative Agent by a Subsidiary for the purpose of adding an additional Guarantor as a party to this Agreement.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by  Borrower to the Administrative Agent, or any Lender pursuant to the Term Loan Agreement and the other Loan Documents, and includes the principal of and interest on all Loans; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the facility and other fees, and any prepayment fees payable pursuant to the Term Loan Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company or Guarantor pursuant to the Term Loan Agreement or any other Loan Document; and (e) all related expenses, to the extent such expenses are reasonable.

“Obligor” means any Person that, or any of whose property, is or shall be obligated on the Obligations or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower, any Guarantor or any Guarantor of Payment, and any

other co-maker, endorser, guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or any hypothecator of property, if any.

3. Guaranty of the Obligations.  The Guarantors hereby absolutely and unconditionally, jointly and severally, guarantee (as a guaranty of payment and not merely a guaranty of collection) the prompt payment in full of all of the Obligations as and when the respective parts thereof become due and payable.  If the Obligations, or any part thereof, shall not be paid in full when due and payable, the Administrative Agent, on behalf of the Lenders, in each case, shall have the right to proceed directly against the Guarantors, or any one or more of them, under this Agreement to collect the payment in full of the Obligations, regardless of whether or not the Administrative Agent, on behalf of the Lenders, shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that the Administrative Agent, on behalf of the Lenders, in its sole discretion, may proceed against any Obligor and any Collateral, and may exercise each right, power or privilege that the Administrative Agent or the Lenders may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as the Administrative Agent, on behalf of the Lenders, in its sole discretion, may from time to time deem expedient to collect the payment in full of the Obligations.  The Guarantors agree that all payments made by any Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes, in accordance with Section 2.3(c) of the Term Loan Agreement.

4. Payments Conditional.  Whenever the Administrative Agent or any Lender shall credit any payment to the Obligations or any part thereof, whatever the source or form of payment, the credit shall be conditional as to the Guarantors unless and until the payment shall be final and valid as to all the world.  Without limiting the generality of the foregoing, the Guarantors agree that, if any check or other instrument so applied shall be dishonored by the drawer or any party thereto, or if any proceeds of Collateral or payment so applied shall thereafter be recovered by any trustee in bankruptcy or any other Person, each Lender, in each case, may reverse any entry relating thereto on its books and the Guarantors shall remain liable therefor, even if such Lender may no longer have in its possession any instrument evidencing the Obligations to which the payment in question was applied.

5. Guarantors’ Obligations Absolute and Unconditional.  Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the Lenders, and irrespective of any act, omission or course of dealing whatsoever on the part of the Administrative Agent or any of the Lenders, each Guarantor’s liabilities and other obligations under this Agreement shall remain in full effect until the payment in full of the Obligations.  Without limiting the generality of the foregoing:

5.1. Lenders Have No Duty to Guarantors to Make Advances or Follow Application of Proceeds.  Without limiting the obligations of the Administrative Agent and the Lenders under the Term Loan Agreement, neither the Administrative Agent nor any Lender shall at any time be under any duty to any Guarantor to grant any financial accommodation to Borrower, irrespective of any duty or commitment of any of the Lenders to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

5.2. Guarantors’ Waiver of Notice, Presentment.  Each Guarantor waives (a) notice of the granting of any Loan to Borrower, or the incurring of any other Indebtedness by Borrower or the terms and conditions thereof, (b) presentment, demand for payment and notice of dishonor of the Obligations or any part thereof, or any other Indebtedness incurred by Borrower to any of the Lenders, (c) notice of any indulgence granted to any Obligor, and (d) any other notice to which the Guarantors might, but for this waiver, be entitled;

5.3. Lenders’ Rights Not Prejudiced by Action or Omission.  The Administrative Agent and the Lenders, in their sole discretion, may, pursuant to the Term Loan Agreement, without any prejudice to their rights under this Agreement, at any time or times, without notice to or the consent of any Guarantor, (a) grant Borrower whatever financial accommodations that the Administrative Agent and the Lenders may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute Indebtedness the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Obligations, or any part thereof, (c) forbear from demanding security, if the Administrative Agent and the Lenders shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that the Administrative Agent and the Lenders may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any of the Obligations or pursuant to which any of the Obligations are created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for, or any other Obligor upon, the Obligations or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral, to perfect any security interest with respect to Collateral, or to protect the Obligations or any part thereof or any Collateral therefor;

5.4. Liabilities Survive the Dissolution of Any Guarantor.  Each Guarantor’s liabilities and other obligations under this Agreement shall survive any dissolution of any Guarantor; and

5.5. Liabilities Absolute and Unconditional.  Each Guarantor’s liabilities and other obligations under this Agreement shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Term Loan Agreement, any Note, any Loan Document or any other agreement, instrument or document evidencing the Loans or related thereto, the existence of any claim, set-off or other rights that any Guarantor may have against Borrower or any other Person, or any other defense available to any Guarantor in respect of this Agreement (other than the payment in full of the Obligations).

6. Guarantors’ Obligations Independent.  The obligations of each Guarantor hereunder are as set forth in this Agreement and are independent of the obligation of any other Guarantor or any other Obligor, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not any action is brought against any other Guarantor or any other Obligor and whether or not any other Guarantor or any other Obligor is joined in any such action.

7. Term Loan Agreement Covenants.  All covenants contained in Article V of the Term Loan Agreement are incorporated herein by reference and each Guarantor shall be bound hereunder by the covenants expressly applicable to such Guarantor as a Company or Loan Party, as the case may be, with the same force and effect as if such covenants and agreements, as amended from time to time in accordance with the Term Loan Agreement, were written herein.

8. Representations and Warranties.  All representations and warranties made by the  Borrower with respect to each Guarantor and contained in the Term Loan Agreement are incorporated herein by reference and each Guarantor hereby makes such continuing representations and warranties on its own behalf.  Each Guarantor further represents and warrants to the Administrative Agent and each of the Lenders that (a) such Guarantor is duly organized or formed, as applicable, and in good standing or full force and effect (as appropriate) under the laws of the state of its incorporation or formation, as applicable (as referenced on Exhibit A hereto), and is qualified to do business in each state where a failure to so qualify would have a Material Adverse Effect; (b) such Guarantor has the legal power and right to execute and deliver this Agreement and to perform and observe the provisions hereof; (c) the officers or authorized representatives, as applicable, executing and delivering this Agreement on behalf of such Guarantor have been duly authorized to do so, and this Agreement, when executed, is legal and binding upon such Guarantor in every respect; (d) except for matters described or referenced in the Term Loan Agreement or any schedule thereto, no litigation or proceeding is pending or, to such Guarantor’s knowledge, threatened against such Guarantor before any court or any administrative agency that is reasonably expected to have a material adverse effect on such Guarantor; (e) such Guarantor has received consideration that is the reasonably equivalent value of the obligations and liabilities that such Guarantor has incurred to the Administrative Agent, for the benefit of the Lenders; (f) such Guarantor is not insolvent, as defined in any applicable state or federal statute, nor will any Guarantor be rendered insolvent by the execution and delivery of this Agreement to the Administrative Agent and the Lenders; (g) such Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by such Guarantor are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Lenders incurred hereunder; and (h) such Guarantor does not intend to, nor does such Guarantor believe that such Guarantor will, incur debts beyond such Guarantor’s ability to pay such debts as they mature.

9. Events of Default.  Without limiting the generality of any of the other provisions hereof, each Guarantor specifically agrees that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Lenders, in its sole discretion (but subject to the terms of the Term Loan Agreement), may declare the unpaid principal balance of and accrued interest on the Obligations to be forthwith due and payable in full without notice.  Upon the occurrence of certain Events of Default, the unpaid principal balance of and accrued interest on the Obligations will become due and payable without any action by the Administrative Agent or the Lenders.  Upon the occurrence of any of the events enumerated in the immediately preceding sentences, the Guarantors shall, upon demand of the Administrative Agent, on behalf of the Lenders, whenever made, pay to the Administrative Agent, for the benefit of the Lenders, an amount equal to the then unpaid principal balance of and accrued interest on the Obligations (provided that no such demand shall be required in the event of an insolvency of one or more Guarantors).

10. Subordination of Guarantors’ Rights Against Borrower and Collateral.  To the extent permitted by law, each Guarantor hereby subordinates to payment in full of the Obligations any claim or other right that such Guarantor might now have or hereafter acquire against Borrower or any other Obligor that arises from the existence or performance of such Guarantor’s liabilities or other obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Administrative Agent or any Lender against Borrower or any Collateral that the Administrative Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until such time as the Commitment has been terminated and the Obligations (other than contingent, indemnity obligations) have been repaid in full.

11. Contribution Among Guarantors.  The Guarantors hereby agree as among themselves that, in connection with the payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable law.  Such contribution rights shall be waived until such time as the Obligations have been irrevocably paid in full, and no Guarantor shall exercise any such contribution rights until the Obligations have been irrevocably paid in full.

12. Full Recourse Obligations; Effect of Fraudulent Transfer Laws.  It is the desire and intent of each Guarantor, the Administrative Agent and the Lenders that this Agreement shall be enforced as a full recourse obligation of such Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If and to the extent that the obligations of any Guarantor under this Agreement would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor’s liability hereunder in respect of the Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing the obligations of such Guarantor hereunder to be so invalidated.

13. Subordination by Each Guarantor of Indebtedness owed to Such Guarantor from  Borrower.  Each Guarantor agrees that the Obligations, whether now existing or hereafter created, shall be superior to any claim that such Guarantor may now have or hereafter acquire against Borrower, whether or not Borrower becomes insolvent.  Each Guarantor hereby expressly subordinates any claim such Guarantor may have against Borrower, upon any account whatsoever, to any claim that the Administrative Agent and the Lenders may now or hereafter have against Borrower pursuant to the Term Loan Agreement and the other Loan Documents.  In the event of insolvency and consequent liquidation of the assets of Borrower, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Borrower applicable to the payment of the claims of both the Administrative Agent and the Lenders, and any Guarantor shall be paid to the Administrative Agent, for the benefit of the Lenders, and shall be first applied by the Administrative Agent to the payment of the Obligations in accordance with the Term Loan Agreement.  Each Guarantor does hereby assign to the Administrative Agent, for the benefit of the Lenders, all claims that such Guarantor may have or acquire against Borrower or against any assignee or trustee in bankruptcy of Borrower; provided that such assignment shall be effective only for the purpose of assuring to the Administrative Agent, for the benefit of the Lenders, full payment in legal tender of the Obligations.  If the Administrative Agent so requests, any notes or credit agreements now or hereafter evidencing any indebtedness or obligations of Borrower to any Guarantor shall be marked with a legend that the same are subject to this Agreement and shall be delivered to the Administrative Agent.  Each Guarantor agrees, and the Administrative Agent is hereby authorized, in the name of such Guarantor, from time to time to execute documents and to take such other actions as the Administrative Agent deems necessary or appropriate to preserve and enforce the Administrative Agent’s rights under this Agreement.

14. Guarantors Familiar with Borrower’s Affairs and the Loan Documents.  Each Guarantor confirms that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Agreement, and that it has executed and delivered this Agreement after reviewing the terms and conditions of this Agreement, the Term Loan Agreement and the other Loan Documents, and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Agreement.  Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of Borrower and its other Subsidiaries, and is not executing and delivering this Agreement in reliance on any representation or warranty by the Administrative Agent or any Lender, or any other Person acting on behalf of the Administrative Agent or any Lender, as to such creditworthiness.  Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and its other Subsidiaries, and any circumstances affecting (a) the ability of Borrower and the other Credit Parties to perform their respective obligations under the Term Loan Agreement and the other Loan Documents to which they are parties, or (b) any collateral securing, or any other guaranty for, all or any part of the payment and performance obligations of Borrower and the other Credit Parties; and each Guarantor further agrees that the Administrative Agent and the Lenders shall have no duty to advise any Guarantor of information known to them regarding such circumstances, or the risks such Guarantor undertakes in this Agreement.

15. Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, the Obligations shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent.

16. Notice.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Guarantor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to the Administrative Agent or any Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of the Term Loan Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during a Business Day, such Business Day, or otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case with telephonic or written confirmation of receipt.  All notices pursuant to any of the provisions hereof shall not be effective until received.

17. Successors and Assigns.  This Agreement shall bind each Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and each Lender and their respective successors and permitted assigns, including (without limitation) each holder of any Note evidencing any of the Obligations.

18. Invalidity.  If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Entire Agreement.  This Agreement constitutes a final written expression of all of the terms of this Agreement, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof.

20. Relationship of Parties; Setoffs.  The relationship between (a) each Guarantor and (b) the Administrative Agent and the Lenders with respect to this Agreement is and shall be solely that of debtor and creditors, respectively, and the Administrative Agent and the Lenders shall have no fiduciary obligation toward such Guarantor with respect to this Agreement or the transactions contemplated hereby.  If and to the extent any payment is not made when due hereunder, the Administrative Agent and each Lender may setoff and charge from time to time any amount so due against any and all of such Guarantor’s accounts or deposits with the Administrative Agent or such Lender.

21. Headings; Execution.  The headings and subheadings used herein are for convenience of reference only and shall be ignored in interpreting the provisions of this Agreement.  This Agreement may be executed by facsimile or electronic signature, which, when so executed and delivered, shall be deemed to be an original.

22. Additional Guarantors.  Additional Subsidiaries may become a party to this Agreement by the execution of a Guaranty of Payment Joinder and delivery of such other supporting documentation, corporate governance and authorization documents as may be required by the Term Loan Agreement.  At the option of the Administrative Agent, a Subsidiary may also become a Guarantor of Payment under the Term Loan Agreement pursuant to a separate Guaranty of Payment executed by such Subsidiary.

23. General Limitation on Claims by Guarantors.  NO CLAIM MAY BE MADE BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THEM, FOR ANY DAMAGES OTHER THAN ACTUAL COMPENSATORY DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH GUARANTOR HEREBY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES, RELEASES AND AGREES NOT TO SUE OR COUNTERCLAIM UPON ANY SUCH CLAIM FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

24. Attorneys, Accountants and Other Agents of Lenders Have No Duty to Guarantors.  All attorneys, accountants, appraisers, consultants and other professional Persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Guarantor, to any of its Affiliates, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation and shall be subject to the provisions contained in Section 10.17 of the Term Loan Agreement.  Each Guarantor agrees, on behalf of itself, its Subsidiaries and its other Affiliates, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

25. Governing Law; Submission to Jurisdiction.  The provisions of this Agreement and the respective rights and duties of the Guarantors, the Administrative Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction. Each Guarantor hereby irrevocably submits to the non‑exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing (but not for any other purpose unrelated to the foregoing), and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  With respect to the foregoing, each Guarantor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection such Guarantor may now or hereafter have to the laying of venue in any such action or proceeding in any such court as well as any right such Guarantor may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Each Guarantor agrees that a final, nonappealable judgment in any such action or proceeding in any state or federal court in the State of Ohio shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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JURY TRIAL WAIVER.  EACH GUARANTOR, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, THE LENDERS, BORROWER AND THE GUARANTORS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty of Payment at Cleveland, Ohio as of the date first set forth above.

Address:		[GUARANTOR’S NAME]

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Title:

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EXHIBIT A

GUARANTORS

[To Be Completed.]

EXHIBIT B

FORM OF

GUARANTY OF PAYMENT JOINDER

This GUARANTY OF PAYMENT JOINDER (as the same may from time to time be amended, restated, supplemented or otherwise modified, this “Agreement”), is made as of the [__] day of [______, _____] by [______________________], a[n] [___________] [___________] (“New Guarantor”), in favor of PNC BANK, NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”), for the benefit of the Lenders (as hereinafter defined).

1. Recitals.

NORDSON CORPORATION, an  Ohio corporation (“Borrower”), and each Guarantor of Payment, as defined in the Term Loan Agreement, as hereinafter defined, entered into that certain Term Loan Agreement, dated as of April 10, 2015, with the lenders from time to time party thereto (together with their respective successors and assigns and any other additional lenders that become party to the Term Loan Agreement, collectively, the “Lenders” and, individually, each a “Lender”), and the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Term Loan Agreement”).

WHEREAS, in connection with the Term Loan Agreement, each Guarantor of Payment (collectively, “Guarantors” and, individually, each a “Guarantor”) entered into that certain Guaranty of Payment, dated as of April 10, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Guaranty of Payment”), pursuant to which Guarantors jointly and severally guaranteed the payment of the Obligations, as defined in the Guaranty of Payment;

WHEREAS, New Guarantor, a subsidiary of Borrower, deems it to be in the direct pecuniary and business interests of New Guarantor that Borrower continue to obtain from the Lenders the financial accommodations provided for in the Term Loan Agreement;

WHEREAS, New Guarantor understands that the Lenders are willing to continue to grant such financial accommodations only upon certain terms and conditions, one of which is that New Guarantor guaranty the payment of the Obligations, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to Borrower by the Lenders, and for other valuable consideration;

WHEREAS, pursuant to Section 5.15 of the Term Loan Agreement and Section 22 of the Guaranty of Payment, New Guarantor has agreed that, effective on [_______], [____] (the “Joinder Effective Date”), New Guarantor shall become a party to the Guaranty of Payment and shall become a “Guarantor” thereunder; and

WHEREAS, except as specifically defined herein, capitalized terms used herein that are defined in the Guaranty of Payment shall have their respective meanings ascribed to them in the Guaranty of Payment;

NOW, THEREFORE, in consideration of the benefits accruing to New Guarantor, the receipt and sufficiency of which are hereby acknowledged, New Guarantor hereby makes the following representations and warranties to the Administrative Agent and the Lenders, covenants to the Administrative Agent and the Lenders, and agrees with the Administrative Agent as follows:

Section 1. Assumption and Joinder.  On and after the Joinder Effective Date:

(a) New Guarantor hereby irrevocably and unconditionally assumes, agrees to be liable for, and agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of a “Guarantor” under the Guaranty of Payment and all of the other Loan Documents (as defined in the Term Loan Agreement) applicable to it as a Guarantor under the Guaranty of Payment;

(b) New Guarantor shall become bound by all representations, warranties, covenants, provisions and conditions of the Guaranty of Payment and each other Loan Document applicable to it as a Guarantor under the Guaranty of Payment, as if New Guarantor had been the original party making such representations, warranties and covenants; and

(c) all references to the term “Guarantor” in the Guaranty of Payment or in any other Loan Document, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be a reference to, and shall include, New Guarantor.

Section 2. Guaranty of the Obligations.  New Guarantor hereby absolutely and unconditionally guarantees (as a guaranty of payment and not merely a guaranty of collection) the prompt payment in full of all of the Obligations as and when the respective parts thereof become due and payable.

Section 3. Representations and Warranties of New Guarantor.  New Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

(a) New Guarantor has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under the Guaranty of Payment and any other Loan Document to which it is a party.  The execution, delivery and performance of this Agreement by New Guarantor and the performance of its obligations under this Agreement, the Guaranty of Payment, and any other Loan Document have been duly authorized by New Guarantor and no other corporate proceedings on the part of New Guarantor are necessary to authorize the execution, delivery or performance of this Agreement, the transactions contemplated hereby or the performance of its obligations under this Agreement, the Guaranty of Payment or any other Loan Document.  This Agreement has been duly executed and delivered by New Guarantor.  This Agreement, the Guaranty of Payment and each Loan Document constitutes the legal, valid and binding obligation of New Guarantor enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.

(b) Each of the representations and warranties set forth in the Guaranty of Payment are true and correct in all material respects on as and as of the date hereof as such representations and warranties apply to New Guarantor (except to the extent that any such representations and warranties expressly relate to an earlier date) with the same force and effect as if made on the date hereof.

Section 4. Further Assurances.  At any time and from time to time, upon the Administrative Agent’s request and at the sole expense of New Guarantor, New Guarantor will promptly and duly execute and deliver to the Administrative Agent any and all further instruments and documents and take such further action as the Administrative Agent reasonably deems necessary or appropriate to effect the purposes of this Agreement, the Guaranty of Payment or the Term Loan Agreement.

Section 5. Notice.  All notices, requests, demands and other communications to New Guarantor provided for under the Guaranty of Payment and any other Loan Document shall be addressed to New Guarantor at the address specified on the signature page of this Agreement, or at such other address as shall be designated by New Guarantor in a written notice to the Administrative Agent and the Lenders.

Section 6. Binding Nature of Agreement.  All provisions of the Guaranty of Payment and the other Loan Documents shall remain in full force and effect and be unaffected hereby.  This Agreement is a Related Writing as defined in the Term Loan Agreement.  This Agreement shall be binding upon New Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors and permitted assigns.

Section 7. Miscellaneous.  This Agreement may be executed by facsimile or electronic signature, which, when so executed and delivered, shall be deemed to be an original.

Section 8. Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio, without regard to principles of conflicts of laws.

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JURY TRIAL WAIVER.  NEW GUARANTOR HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG NEW GUARANTOR, BORROWER, GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty of Payment Joinder as of the date first written above.

Address:		[NEW GUARANTOR]

By:
	Attention:	Name:
Title: